EXHIBIT 5.1

WICKERSHAM & MURPHY
A PROFESSIONAL CORPORATION
ATTORNEYS AT LAW
430 CAMBRIDGE AVENUE, SUITE 100
PALO ALTO, CALIFORNIA 94306
TELEPHONE: (650) 323-6400
FAX: (650) 323-1108

March 29, 2005

NuVim, Inc.
12 North State Route 17
Paramus, NJ 07652

Ladies and Gentlemen:

          At your request, we have examined the Registration Statement on Form SB-2 (File Number 333-120938) filed by NuVim, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on December 2, 2004, Amendment No. 1 thereto filed on February 3, 2005, Amendment No. 2 thereto filed on February 8, 2005, Amendment No. 3 to be filed on or about the date hereof and any pre-effective amendments filed subsequent thereto (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of (i) 1,000,000 newly issued units (“Firm Units”), each Unit consisting of four shares of the Company’s authorized but unissued common stock, $0.00001 par value (“Common Stock”), four five-year redeemable Class A Warrants (“Class A Warrants”) and four five-year non-redeemable Class B Warrants, (ii) up to 150,000 newly issued Units pursuant to an option granted by the Company to the Underwriters solely to cover over-allotments, if any (the “Over-allotment Units”), and (iii) up to 100,000 newly issued Units issuable upon exercise of the warrants to be issued to the representative of the several underwriters in connection with the offering (the “Representative’s Warrants Units”). The Firm Units, Over-allotment Units and Representative’s Warrants Units are collectively referred to as the “Units.” The Units, Common Stock, Class A Warrants and Class B Warrants are collectively referred to as the “Securities.”

          We have examined the original, or photostatic or certified copy, of such records of the Company, certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinion set forth below.

          In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof. We have also assumed that the certificates representing the Securities will be, when issued, properly signed by authorized officers of the Company or their agents.

NuVim, Inc.
March 29, 2005

          As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from public officials, records and documents referred to above. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters; however, we are not aware of any facts that would cause us to believe that the opinion expressed herein is not accurate.

          We are admitted to practice law in the State of California, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America, of the State of California and, with respect to the validity of corporate action and the requirements for the issuance of stock, of the State of Delaware.

          In connection with our opinion expressed below, we have assumed that, at or prior to the time of the delivery of any Securities, and that there will not have occurred any change in law affecting the validity or enforceability of Securities and that the Board of Directors of the Company will have approved the issuance of such Securities pursuant to the terms of the underwriting agreement (the “Underwriting Agreement”) by and among the Company and the several underwriters named in Schedule I thereto (the “Underwriters”), a form of which Underwriting Agreement is attached as an exhibit to the Registration Statement.

          Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined, and subject to the receipt from the Commission of an order declaring the Registration Statement effective under the Securities Act and compliance with applicable state securities laws, we are of the opinion that:

          1.          The Firm Units, including the Common Stock, Class A Warrants and Class B Warrants contained therein, when issued, sold and delivered against payment therefor as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

          2.          If and to the extent the over-allotment option is exercised, the Over-allotment Units, including the Common Stock, Class A Warrants and Class B Warrants contained therein, when issued, sold and delivered against payment therefor as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

          3.          If and to the extent the Representative’s Warrants are exercised, the Representative’s Warrants Units, including the Common Stock, Class A Warrants and Class B Warrants contained therein, when issued, sold and delivered against payment therefor as described in the Representative’s Warrants and the Registration Statement, will be validly issued, fully paid and non-assessable.

NuVim, Inc.
March 29, 2005

          4.          If and to the extent the Class A Warrants and Class B Warrants are exercised, the Common Stock issuable upon exercise thereof, when issued, sold and delivered against payment therefor as described in the Warrants and the Registration Statement, will be validly issued fully paid and non-assessable.

          We render no opinion herein as to matters involving the laws of any jurisdiction other than the laws of the United States of America and the General Corporation Law of the State of Delaware. In rendering this opinion, we assume no obligation to revise or supplement this opinion should current laws, or the interpretations thereof, be changed.

          We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto. This opinion speaks only as of its date and we assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein. This opinion is intended solely for use in connection with the issuance and sale of shares subject to the Registration Statement and is not to be relied upon for any other purpose.

Very truly yours,

Wickersham & Murphy, P.C.